December 19, 2002

Via Facsimile 1 310 873 1336

Mr. Peter Schlesinger
11500 San Vicente Boulevard
Los Angeles
California 90049
USA

Re: Financing LaVerde Mine, Sinaloa State, Republic of Mexico ("the Project")

Dear Mr. Schlesinger,

It is my understanding that you are currently working with Messrs. Ken Swaisland and Isaac Moss with a view to securing funding for the captioned Project.

This letter with serve to confirm that a Finders Fee of seven percent on gross proceeds received by the Company from funding sources introduced by you and as a direct result of your efforts shall be payable at the time of closing. The Finders Fee will comprise four percent in cash and three percent in the capital stock of the Company. We further confirm that you may elect to apply all or a portion of the four percent cash fee to the purchase of shares of the Company.

We trust the foregoing confirms the understanding between the parties.

Please do not hesitate to contact us should you have any queries.

Yours sincerely,

/s/ Andrew Schwab
Andrew Schwab
President

cc. Ken Swaisland
Isaac Moss